SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-3024222
                     (I.R.S. Employer Identification Number)

        550 Rancheros Drive, San Marcos, California 92069, (760) 471-4505 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

        550 Rancheros Drive, San Marcos, California 92069, (760) 471-4505
          (Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed Maximum         Proposed
Title Of Each Class                                              Aggregate Price Per      Maximum Aggregate
Of Securities                           Amount To                Unit(1)                  Offering Price(1)
To Be Registered                        Be Registered                                                     Amount Of Registration Fee
--------------------------------------------------------------------------------------------------------------------------------

Common Stock,
par value $0.01 per
share (2)

                                          450,000               $.78125(3)          $    351,562.50                   $ 121.22
--------------------------------------------------------------------------------------------------------------------------------

Series E  Preferred
Stock, par value
$0.01 per share
                                                                                       $     19,000                    $  6.55
                                           50,000                 $0.38(4)
--------------------------------------------------------------------------------------------------------------------------------

Series E Preferred
Stock, par value
$.01 per share (5)

                                          700,000                 $2.25(3)               $1,575,000                    $543.06
--------------------------------------------------------------------------------------------------------------------------------

Totals                                                                                $1,945,562.50                    $670.83
--------------------------------------------------------------------------------------------------------------------------------


     (1) Total estimated solely for the purpose of determining the registration fee.

     (2) Shares of Common Stock issuable upon the exercise of options (the "Options") issued in accordance with a consulting agreement (the "CRG Consulting Agreement") by and between the Company and the Selling Securityholders, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (3)  Represents  the exercise  price of the  Options.

     (4) Represents the closing price for the Series E Preferred Stock as reported by a market maker on the OTC Bulletin Board on September 22, 1998.

     (5) Shares of Series E Preferred Stock issuable upon the exercise of options issued in accordance with the CRG Consulting Agreement, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET


                  Item In Form S-3                                                               Prospectus
1    Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus                                     Cover Page of Registration Statement

2    Inside Front and Outside Back Cover Pages of
     Prospectus                                                                 Continued Cover Page

3    Summary Information, Risk Factors, and Ratio of Earnings to FixProspectus Summary, Risk Factors

4    Use of Proceeds                                                            Prospectus Summary
5    Determination of Offering Price                                            Plan of Distribution, Cover Page, Risk Factors
6    Dilution                                                                   Risk Factors
7    Selling Securityholders                                                    Selling Securityholders
8    Plan of Distribution                                                       Cover Page, Plan of Distribution
9    Description of Securities to be Registered                                 Incorporation of Certain Documents by Reference
10   Interest of Named Experts and Counsel                                      Legal Opinions, Experts
11   Material Changes                                                           Prospectus Summary

12   Incorporation of Certain Information by Reference                          Incorporation of Certain Documents by Reference

13   Disclosure of Commission Position on Securities Act Liabilities            Risk Factors and Item 15.
                                                                                Indemnification of Directors and Officers


                                  Subject to Completion Dated September 25, 1998

PROSPECTUS

                 750,000 SHARES OF SERIES E PREFERRED STOCK AND
                         450,000 SHARES OF COMMON STOCK

                       PLAY CO. TOYS & ENTERTAINMENT CORP.

     This Prospectus covers the resale of up to an aggregate of (i) 750,000 shares of Play Co. Toys & Entertainment Corp. (the "Company") Series E Preferred Stock, par value $0.01 per share (the "Series E Stock"), 700,000 of which shares are issuable upon the exercise of options; and (ii) 450,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon the exercise of options. Collectively, the options, shares underlying the options, and the 50,000 shares of Series E Stock referenced above are referred to as the "Securities." The Securities offered above are subject to the terms and conditions of a consulting agreement entered into by and between the Company and Corporate Relations Group, Inc. ("CRG"). CRG and certain affiliates thereof are collectively referred to herein as the "Selling Securityholders." The Securities are being offered by the Selling Securityholders and may be sold from time to time in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Company will not receive any of the proceeds from the sale of any Securities sold by the Selling Securityholders, but shall receive the proceeds from the exercise of any options. See "Plan of Distribution" and "Summary - CRG Consulting Agreement."

     The Company's Common Stock, Series E Stock, and Series E Stock redeemable purchase warrants ("Series E Warrants") are quoted on the over-the-counter market on the OTC Bulletin Board under the symbols "PLCO," "PLCOP," and PLCOW," respectively. Quotation on the OTC Bulletin Board does not imply that there is a meaningful sustained market for the Company's Securities or that if one develops, it will be sustained for any period of time.

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is September__, 1998.

     The Selling Securityholders will be required to represent that they have knowledge of Regulation M promulgated under the Securities Act of 1933, as amended (the "Act") and Rule 10b-5 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), which proscribe certain manipulative and deceptive practices in connection with the distribution of securities.

                              AVAILABLE INFORMATION

     For further information with respect to the Company and the Securities offered hereby, reference is made to the Public Reference Section of the Securities and Exchange Commission (the "Commission") at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at which all reports and other information filed by the Company are available for inspection and copying at rates prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements, and other information which is filed electronically through the Commission's Edgar system, all of which may be viewed and copied through accessing the Commission's Web site located at http://www.sec.gov.

     The Company's fiscal year end is March 31. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. In the event the Company's obligation to file such periodic reports, proxy statements, and other information is suspended, the Company will voluntarily continue to file such information with the Commission. The Company will distribute to its stockholders annual reports containing audited financial statements, together with an opinion by its independent auditors. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents,   heretofore  filed  by  the  Company  with  the
Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, as filed on June 29, 1998, and the amendment to Form 10-KSB for the fiscal year ended March 31, 1998, as filed on July 1, 1998; and

     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, as filed on August 14, 1998; and

     3. A description of the Company's securities is contained in the Company's Registration Statement on Form 8-A filed on October 27, 1994.

     4. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.

     Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Play Co. Toys & Entertainment Corp., 550 Rancheros Drive, San Marcos, California 92069; telephone: (760) 471-4505.

                                     SUMMARY


         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. Statements contained in this Registration Statement which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

History

         Play Co. Toys &  Entertainment  Corp.  (the  "Company")  was founded in
1974, at which time it operated one store under the name Play Co. Toys in Escondido, California. The Company currently operates 21 stores: 18 are located throughout Southern California in the Los Angeles, Orange, San Diego, Riverside, and San Bernardino Counties, one is located in Tempe, Arizona, one is located in the Las Vegas, Nevada area, and one is located in the Dallas, Texas area. From January to September 1998, the Company opened 2 new stores (it also closed a store in January 1998) and executed four additional leases, the stores for which the Company expects to open by calendar year end. The Company therefore expects to operate 25 stores by calendar year end. In calendar 1999, the Company expects to continue its expansion and open eight additional stores (it has executed leases for four of such stores and is negotiating the remaining four leases). The Company operates its stores under the following names: Play Co. Toys, Toys International, Toy Co., and Tutti Animali. It shall continue to open stores under such names contingent upon the product mix and location of the store. The Company periodically reviews each individual store's merchandising and sales history on an individual basis to decide on the appropriate product mix. General

         Traditionally, the Company's merchandising strategy was to offer an alternative, less intimidating environment than that provided by the larger toy retailers who are in competition with the Company. In 1996, management of the Company realized the inherent value in, and thus the demand for, a retail outlet which provides a combination of (i) educational, new electronic interactive, and specialty and collectible toys and items; and (ii) traditional toys. In addition, the Company determined that it should place such stores in high traffic malls, rather than in strip shopping centers where most of its original stores were located, and so began to do so. To achieve its goals, the Company developed a new store design and marketing format which provides an interactive setting together with a retail operation. This format and design has formed the foundation for the Company's future direction and growth plans, thereby allowing the Company to meet what it believes are the industry's current and future demands. The Company has, thus far, remodeled four of its original stores (the "Original Stores") to fit its new store design (the "New Stores"), opened six New Stores, and acquired three stores in an acquisition.


         The Company shall continue to operate its Original Stores until their leases expire, except with respect to certain stores for which it is negotiating lease extensions, which stores it may redesign to fit the New Store concept. The Original Stores sell children's and adult toys, games, bicycles, and other wheel goods, sporting goods, puzzles, Nintendo and Sony electronic game systems and cartridges for such game systems, cassettes, and books. They offer over 15,000 items for sale, most of which are major brand name toys and hobby products.

         The New Stores also carry some of the items found in the Original Stores; however, they focus on selling educational toys, Steiff and North America Bears, Small World toys, LBG trains, CD-ROMs, electronic software games, Learning Curve, and Ty products. The Company's Tutti Animali store, located in the Crystal Court Mall in Costa Mesa, California, is a unique store which sells only stuffed animals.

Financing

     On January 21, 1998, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement (the "FINOVA Agreement") with FINOVA Capital Corporation ("FINOVA"), which line was increased to $7.6 million in July 1998. The Company recently received from FINOVA verbal approval to increase the aforesaid line by $1 million (to $8.6 million) for a period through and until December 31, 1998, at which time the line shall revert to $7.6 million. The Company is in the execution process with respect to the documents pertinent to this increase. The FINOVA credit line is secured by substantially all the Company's assets and expires on August 3, 2000. The credit line bears interest at a rate of floating prime plus one and one-half percent.

     On September 18, 1998, the Company and Amir Overseas Capital Corp. ("Amir"), a British Virgin Islands corporation, executed a subordinated security agreement for a $1 million loan (the "Amir Loan") made by Amir to the Company. The Amir Loan shall be repaid by the Company at a 12% annual interest rate pursuant to a schedule which requires full repayment on or before December 23, 1998.

Recent Developments

     On July 27, 1998, the Company sold 100,000 shares of Series E Stock to United Toys & Textiles Corp. ("UTTC"), the Company's principal stockholder, for $100,000. These shares are restricted, and UTTC has received no registration rights with respect to same.

     In June 1998, the Company and ABC Fund, Inc. ("ABC"), a Belize corporation holding a 5% Convertible Secured Subordinated Debenture Due August 15, 2000 (the "Debenture"), dated January 21, 1998, agreed to amend the terms of the Debenture to enable the conversion of the principal amount and accrued interest thereon, into shares of Series E Stock, at a conversion price of $1.00 per share. Simultaneously, ABC elected to convert the Debenture as of June 30, 1998, whereby, $1.5 million in principal amount and $33,333 in accrued interest were converted into 1,533,333 shares of Series E Stock. ABC did not receive any demand or piggyback registration rights regarding the shares. Simultaneous with the conversion of the Debenture, ABC terminated the subordinated security agreement between the parties and the intercreditor and subordination agreement by and between ABC and FINOVA dated January 21, 1998.

     Pursuant to the amended Debenture, ABC retained its right to purchase up to an aggregate of 25% of the outstanding shares of common stock of a subsidiary of the Company at a purchase price per share equal to the net book value per share of the subsidiary's common stock as of the date of exercise. The calculation of the number of shares subject to this right and the purchase price per share shall be as of the date that the Company receives notification that the right is being exercised. This right shall extend until August 15, 2003 unless earlier terminated by ABC or its assignee.

CRG Consulting Agreement

     On July 22, 1998, the Company entered into a Lead Generation/Corporate Relations Agreement (the "CRG Consulting Agreement") with CRG pursuant to which CRG provides public and investor relations services to the Company. During the sixty month term of the CRG Consulting Agreement, CRG shall publish in its MoneyWorld Magazine advertorials which shall be disseminated to approximately 300,000 individuals/entities and shall publish advertorials on the MoneyWorld web site. CRG shall also publish in its Financial Sentinel advertorials which shall be disseminated to approximately 100,000 individuals/entities. CRG shall also provide public relations exposure to newsletter writers and trade and financial publications and include the Company as a featured "Lead Generator of the Month" in Confidential Fax Alert, a newsletter transmitted by fax to over 8,000 Brokers. A CRG affiliate shall produce due diligence packages for the Company which CRG shall distribute to inquiring brokers.

     CRG's consideration for its services as set forth above, encompasses the following: (i) $100,000; (ii) 50,000 shares of Series E Stock to cover expenses incurred; (iii) an option to purchase 350,000 shares of Common Stock at $0.78125 per share; and (iv) an option to purchase 400,000 shares of Series E Stock at $2.25 per share. Additionally, the Company granted options to each of four CRG principals to purchase 25,000 shares of Common Stock and 75,000 shares of Series E Stock, these options exercisable at their respective prices as indicated above. All options are subject to a vesting schedule: 1/3 of the shares underlying same shall vest on the date this Registration Statement shall be declared effective by the Commission (the "Effective Date") and shall be exercisable for a period of 60 days thereafter, expiring at 5:30 p.m., New York time, on the 60th day after said Effective Date; 1/3 of the shares underlying same shall vest on the 60th day after the Effective Date and shall be exercisable for a period of 60 days thereafter, expiring at 5:30 p.m., New York time, on the 120th day after the Effective Date; and 1/3 of the shares underlying same shall vest on the 120th day after the Effective Date and shall be exercisable for a period of 240 days thereafter, expiring at 5:30 p.m., New York time, on the 360th day after the Effective Date. The Company's executive offices are located at 550 Rancheros Drive, San Marcos, California 92069. The Company's telephone number at its principal office is (760) 471-4505.

                                  The Offering

Securities Outstanding:

Prior to the Offering (1):
    Common Stock                                            4,103,525
    Series E Stock                                          5,883,903
    Series E Warrants(2)                                    2,000,000

After the Offering:
    Common Stock(3)                                         4,553,525
    Series E Stock(4)                                       6,633,903
    Series E Warrants(2)                                    2,000,000

Risk Factors                                                This offering involves a high degree of risk.
                                                            See "Risk Factors" on page 7.

Use of Proceeds                                             All proceeds generated by this Offering will be paid
                                                            to the respective Selling Securityholders; none of the
                                                            proceeds will be paid to the Company. All expenses of
                                                            this Offering will be paid by the Company.


     (1) Does not include (i) 35,303,418 shares of Common Stock issuable upon the conversion of the 5,883,903 shares of Series E Stock outstanding; (ii) 50,000 shares of Series E Stock issuable to CRG for expenses in accordance with the CRG Consulting Agreement or the 300,000 shares of Common Stock into which same are convertible; (ii) 700,000 shares of Series E Stock and 450,000 shares of Common Stock issuable upon the exercise of options granted in accordance with the CRG Consulting Agreement; or (iii) the shares of Series E Stock (or Common Stock issuable upon conversion of same) issuable upon exercise of the Series E Warrants. Includes (i) an aggregate of 50,000 shares of Series E Stock issued to Richard Brady and Harold Rashbaum in March 1998 subject to a vesting schedule;
(ii) 1,533,333 shares of Series E Stock issued to ABC Fund, Inc. in June 1998 in connection with the Company's conversion of $1,533,333 debt into equity; and
(iii)  100,000  shares of Series E Stock  issued to UTTC in July 1998.

     (2) Each warrant grants the warrantholder the right to purchase one share of Series E Stock at an exercise price of $5.00 per share until December 29, 2001.

     (3) Includes 450,000 shares of Common Stock issuable upon the exercise of options granted to CRG and affiliates pursuant to the CRG Consulting Agreement.

     (4) Includes (i) 50,000 shares issuable under the CRG Consulting Agreement for expenses; and (ii) 700,000 shares issuable upon the exercise of options granted to CRG and affiliates pursuant to the CRG Consulting Agreement.

     (5) Quotation on the OTC Bulletin Board does not imply that there is a meaningful market for the Company's securities; nor does it imply that if a market does develop, it will be sustained for any period of time.

                                  RISK FACTORS

     The Securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors regarding risks associated with the Company's business and risks related to the Offering should be carefully considered before purchasing the Securities offered by this Prospectus. The purchase of Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment. The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein. No assurance can be made that these plans or projections will be realized or that if realized, such plans or projections will produce the results anticipated by the Company.

     1. Decline in Revenues; Continued Operating Losses; Working Capital Deficit; and Retained Earnings Deficit. While the Company's revenues for the year ended March 31, 1998 increased by $2,944,251 to $22,568,527, its revenues for the years ended March 31, 1995, 1996, and 1997 steadily declined from $25,374,722 to $21,230,853 to $19,624,276, respectively. The decrease in revenues during 1995, 1996, and 1997 was primarily the result of a general economic downturn in the southern California economy, increased competition, and the closing by the Company of non-profitable stores. While the Company's net loss for the year ended March 31, 1998 decreased by $1,530,411 to $2,054,470, for the years ended March 31, 1996 and 1997, the Company's net losses increased from $3,542,715 to $3,584,881, respectively. For the three months ended June 30, 1998 and 1997, the Company recorded net losses of $186,776 and $1,209,504, respectively. While the implementation of the Company's business plan is showing positive results in terms of an increase in revenues and a decrease in net loss, there can be no assurance that the Company's revenues or results of operations will not decline in the future, that the Company will not continue to sustain losses, or that the Company will be able to continue funding such losses if they continue.

     At June 30, 1998 and 1997, the Company had (i) working capital of $5,096,166 and a working capital deficiency of $1,407,003, respectively; (ii) an accumulated deficit of $10,291,722 and $9,259,980, respectively; and (iii) stockholders' equity of $3,860,002 and $1,044,032, respectively. The accumulated deficit could adversely affect the Company's ability to conduct its operations.

     2. Change in Business Focus. In the beginning of 1996, management realized it needed to change its corporate focus. It found there was a large demand for educational and promotional toys and collectibles and thus decided to change its business plan to focus on these markets. To this end, the Company developed a new store design, marketing format, and product mix and decided to redesign some of its existing stores and open new stores under this format. This new format includes the opening of new stores in malls rather than in strip centers where most of the Company's Original Stores are located. There can be no assurance that this new direction and marketing focus will be successful in the short or long run or that the Company will have the funding to continue to implement its business plan.


     3. Dependence on Specialty Toys; Changes in Consumer Preferences. The Company's increase in same store sales and gross margins is largely due to the Company's commencement of the sale of specialty toys, including educational, electronic interactive, and collectible toys. As a result of the continual changing nature of children's consumer preferences and tastes, the success of the Company is dependent on its ability to change and adapt to such changing tastes and preferences. Children's entertainment products are often characterized by fads of limited life cycles. There can be no assurance that the Company accurately will be able to forecast consumer preferences or that specialty toys will continue to have higher profit margins. In addition, there can be no assurance that its competitors will not also embrace the Company's business concept and vary their product mix so as to compete directly with the Company's New Stores. See "Risk Factor No. 5 - Competition."

     4.  Dependence  on FINOVA  Credit Line,  Supplier  Credit,  and Loans.  The
Company purchases all of its products from manufacturers and wholesalers and ships them to its stores from its distribution center. There are no written contracts and/or agreements with any individual manufacturer or supplier; rather, all orders are on a purchase order basis only. The Company requires certain lines of credit and banking relations to conduct its business.

     On September 18, 1998, the Company and Amir entered into the Amir Loan for $1 million loan by Amir to the Company. The Amir Loan shall be repaid by the Company at a 12% annual interest rate pursuant to a schedule which requires full repayment on or before December 23, 1998. On January 21, 1998, the Company entered into the FINOVA Agreement (for $7.1 million), which line was increased to $7.6 million in July 1998. The Company recently received from FINOVA verbal approval to increase the aforesaid line by $1 million (to $8.6 million) for a period through and until December 31, 1998, at which time the line shall revert to $7.6 million. The FINOVA Agreement expires on August 3, 2000, subject to yearly extensions. The line of credit is secured by all of the Company's assets and by letters of credit in the sum of $3,000,000. The credit line requires the Company to continue to meet certain financial covenants, among other requirements, which if not met could cause the line of credit to terminate. The Company's inability to pay or refinance such line of credit or to repay the Amir Loan when due would have a material adverse affect on the business operations. See "Summary - Financing" and "Risk Factor No. 7 - Need for Additional Financing."

     In addition, the Company relies on credit terms from its suppliers and manufacturers to purchase nearly all of its inventory. Credit terms vary from company to company and are based upon many factors, including the ordering company's financial condition, account history, type of product, and the time of year the order is placed. Such credit arrangements vary for reasons both within and outside the control of the Company. In past years, prior to fiscal 1998, the Company's credit lines decreased due to the Company's then poor financial condition. Recently, the Company has seen a significant increase in its credit lines based on its improved financial condition and its ability generally to remain current with its accounts payable. There can be no assurance that the Company's credit lines or the terms thereof will not once again be reduced or terminated altogether in the future. The reduction or termination of existing credit lines or the loss of major suppliers would have a material adverse effect on the Company's business.

     5. Competition. The toy and hobby products market is highly competitive. Though the Company's New Stores offer a combination of traditional, educational, new electronic interactive, specialty, and collectible toys and items, the Company remains in direct competition with local, regional, and national toy retailers and department stores, including Toys R Us (considered to be the dominant toy retailer in the United States), Kay Bee Toy Stores, K-Mart, Wal Mart, and various other discount and retail chain stores, which carry various mixes of toys such as those carried by the Company's New Stores. The Company competes for the educational toy customer with other specialty stores such as Disney Stores, Warner Bros. Stores, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle. Most of the Company's larger competitors are located in free-standing stores, not malls. Kay Bee stores however, are located in malls, though their product line is different than the Company's. In addition, the toy and hobby products market is particularly characterized by large retailers and discount stores with intensive advertising and marketing campaigns and with deeply discounted pricing of such products. The Company competes as to price, personnel, service, speed of delivery, and breadth of product line. Many of the Company's competitors have more extensive research and development, marketing and customer support capabilities, and greater financial, technological, and other resources than those of the Company. Accordingly, there can be no assurance that the Company will be successful in its competition against same or that it will be able to distinguish itself from such competitors. Combining the traditional and educational toy segments of the market into one retail location is believed to be a unique concept that should prove to differentiate the Company's New Stores from the stores of its larger or similar size competitors. However, there can be no assurance that such competitors will not also embrace this concept and vary their product mix so as to compete directly with the Company's New Stores.

     6. Narrow Profit Margins and Need to Control Expenses and Other Charges. The Company's operating history has been characterized by narrow profit margins, though recently its margins have increased through the refocus of its product mix. Nonetheless the Company's earnings will continue to depend significantly on its ability to (i) purchase its products on favorable terms; (ii) obtain store locations on favorable price and credit terms; (iii) retail a large volume and variety of products efficiently; and (iv) provide quality support services. Moreover, small increases in expenses or other charges to income could have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to generate sufficient revenues or maintain sufficient control over expenses and other charges to increase profitability. Though the Company has within the past fiscal year increased gross profit margins, it has not to date posted a net profit in any quarter.

     7. Need for Additional Financing. In order to continue implementing its new business plan, the Company shall require additional funds to (i) open New Stores; (ii) redesign its Original Stores; and (iii) finance its losses, if any. If, for any reason, such estimates prove inaccurate, the Company's only recourse, outside its existing $8.6 million line of credit with FINOVA (which shall revert to $7.6 million after December 31, 1998) and its $1 million Amir Loan (which the Company must repay by December 23, 1998), will be to seek additional financing via the sale of additional equity or debt securities in a future public or private transaction. There can be no assurance, however, that such financing indeed will be available or that it will be available at prices and/or terms acceptable to the Company. See "Summary - Financing" and Risk Factor No. 4 - Dependence on FINOVA Credit Line, Supplier Credit, and Loans ."

     8. Seasonality. The Company's business is highly seasonal with a large portion of its revenues (approximately 30% to 40% of the Company's annual net sales) and profits being derived during the months of October through December. Accordingly, the Company must obtain substantial short-term borrowings during the first three quarters of the calendar year to purchase inventory and finance capital and operating expenditures. Historically, these borrowings have been repaid after the fourth quarter

     9. Reliance Upon Management. The Company is dependent upon the personal efforts and abilities of its management, none of whom has an employment agreement with the Company. The loss of services of Richard Brady (Chief Executive Officer), James Frakes (Chief Financial Officer and Secretary), or Harold Rashbaum (the Company's Chairman of the Board) would adversely affect the business of the Company. The Company recently obtained a "key-man" life insurance policy, in the amount of $5,000,000, on Richard Brady and has applied for such a policy on Ilan Arbel, president of UTTC, the Company's parent.

     10. Limited Utility of Tax Loss Carryforwards. At March 31, 1998, the Company had net operating loss carryforwards of approximately $9,800,000 for federal purposes and approximately $5,300,000 for state purposes. Such carryforwards are utilized to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of a company's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate. Due to the change in ownership in connection with the spin-off of the Company's shares by American Toys, Inc. ("Atoys"), its former parent company, to Atoys' stockholders, including UTTC, the Company is subject to limitations on the use of its net operating loss carryforwards available as of March 31, 1998. In the event a net operating loss is incurred in the year ending March 31, 1999, use of such net operating loss carryforwards could also be limited as a result of this Offering, grants of options under the 1994 Stock Option Plan, grants of options under the Employee Stock Ownership Plan, and other events. In the event the Company achieves profitable operations, any significant limitation on the utilization of the net operating loss carryforward will have the effect of increasing the Company's tax liability and reducing income and available cash resources.

     11. Possible Future Dilution. The Company has authorized capital stock of 66,500,000 shares comprised of 51,000,000 shares of Common Stock, par value $0.01 per share, 10,000,000 shares of Series E Stock, par value $0.01 per share, and 5,500,000 shares of Series F Preferred Stock, par value $0.01 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock and/or Series E Stock without shareholder approval, there may be further dilution of the shareholders' interests. The Company may additionally sell equity and/or debt securities in a future public offering or private transaction to raise additional capital which may dilute the interests of potential investors in this Offering. In addition, the Company may, in the future, donate shares of its Common Stock to its ESOP plan, which donation may dilute the interests of potential investors in this Offering.

     There are 5,883,903 shares of Series E Stock currently outstanding, all of which are restricted and none of which is convertible into shares of Common Stock until two years from issuance. Of the 5,883,903 shares of Series E Stock, 3,450,570 shares are subject to a two-year lock-up from the date of issuance. Notwithstanding the foregoing, conversion of the Series E Stock (or exercise of the Company's 2,000,000 outstanding Series E Warrants) will have the effect of decreasing the net tangible book value per share of Common Stock.

     12. Dilutive Effect of Employee Stock Ownership Plan. In May 1994, the Company adopted resolutions approving a 401(k) Employee Stock Ownership Plan (the "Plan" or "ESOP") which will cover substantially all employees of the Company. The Plan includes provisions for both an ESOP and a 401(k) Plan. The ESOP allows only contributions by the Company, which contributions can be made annually at the discretion of the Company's Board of Directors. The ESOP has been designed to invest primarily in the Company's stock. The 401(k) portion of the Plan is contributed to by the employees of the Company through payroll deductions. The Company does not match contributions to the 401(k). Contributions to the ESOP may result in an expense resulting in a reduction in earnings and may dilute the ownership interests of persons who acquire Securities in this Offering.

     13. Limited Market for Securities. At present, there is a limited market for the Company's Common Stock, Series E Stock, and Series E Warrants. There is no assurance that a regular trading market will develop for such Securities or that if one does develop, it will be sustained; therefore, purchasers may be unable to resell the Securities offered herein at or near their original Offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's Securities as pledged collateral for loans even if a regular trading market therefor does develop.

     14. No Dividends and None Anticipated. The Company has not paid any dividends; nor, because of its present financial status, does it have any intention to issue any dividends in the future. The Company expects that it will reinvest any profits in its business.

     15. Significant Ownership by Principal Stockholder. UTTC owns approximately 59.3% of the Company's Common Stock. As a result, UTTC and its management, through their Common Stock holdings, are able to exercise control over the policies and direction of the Company.

     16. Future Sales of Stock by Stockholders. The Company's outstanding capital stock consists of 4,103,525 shares of Common Stock, 5,883,903 shares of Series E Stock, and 2,000,000 Series E Warrants. In accordance with the Company's Series E Offering in December 1997, all Securities held by the Company's Officers, Directors and principal stockholders are subject to a two year lock-up agreement with the underwriter of the Company's offering: the lock-up expires in December 1999. All " restricted securities" as that term is defined under the Securities Act, in the future, may be sold only if the holder is in compliance with Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement. Except for the Securities subject to the lock-up referenced above, most Securities issued were issued in excess of one year ago and may be sold in accordance with Rule 144. The sale of Securities by current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Company's Securities.

     17. Penny Stock Regulation. The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include the following: (i) an equity security listed on Nasdaq or a stock exchange; or (ii) an equity security whose issuer has (a) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (b) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (c) average revenues of at least $6,000,000 for the preceding three years. Since the Company has had more than $6,000,000 in revenues for the preceding three years, it is not a designated penny stock. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith. If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's Securities will not be subject to these or other regulations that would adversely affect the market for such securities.

     18. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the Directors to the Company or any of its shareholders for damages related to breaches of their fiduciary duties as Directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation.

     19. Litigation. The Company is currently in litigation in connection with the closing last year of its Rialto store. If the court finds in favor of plaintiff, the outcome could have an adverse effect on the Company and its operations. Such outcome could affect the Company's implementation of its business plan. If the Company's funds are insufficient to meet an adjudicated financial obligation, the Company may be forced to seek additional financing to implement its business plan.

     20. Year 2000. The Company has investigated its existing management information system and has determined that it does not provide sufficient scope to support the planned level of expanded operations and, furthermore, is not year 2000 compliant. The Company has explored the cost of upgrading its current system or purchasing a new system to meet the projected demands of the business and to become year 2000 compliant. In order to minimize the disruption to its operations, the Company has decided to upgrade its existing system to increase the scope of the system and to become year 2000 compliant. The Company estimates that the cost of upgrading its current system will be approximately $100,000. The Company does not have any guaranteed estimates as to the cost of replacing its current system, however, and thus there can be no assurance that the cost will not be significantly greater.

     Beyond the above noted internal year 2000 system issue, the Company has no current knowledge of any outside third party year 2000 issues that would result in a material negative impact on its operations. There can be no assurance, however, that such issues will not arise or that if they do arise they will not have an adverse effect on the Company.

     21. Forward Looking Statements. The statements contained herein that are not historical facts are "forward-looking statements" which can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," the negatives or other variations thereof or comparable terminology, and include statements as to the intent, belief, or current expectations of the Company and its Directors, Officers, and management with respect to the future operations, performance, or position of the Company. These forward looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward looking statements, many of which are subject to significant uncertainties and contingencies beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date herein. These forward looking statements are based on current information and expectations, and the Company assumes no obligation to update. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward looking statement may differ materially from those anticipated. Consequently, the inclusion of forward looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary substantially. There can be no assurance that any of these expectations will be realized or that any of the forward looking statements contained herein will prove accurate.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information at September 25, 1998 and as adjusted to reflect the sale of the shares of Common Stock by the Selling Securityholders.

                                           Shares of        Shares of
                                           Common Shares    Series E           Shares of     Shares of    Shares of
                                           Stock            Stock              Common        Common       Series E       Percentage
Name & Address of Securityholder           Owned            Owned              Stock/        Stock        Stock          of Shares
                                           Prior to         Prior to           Series E      Owned        Owned          Owned
                                           the              the                Stock         After the    After the      After the
                                           Offering         Offering           Offered       Offering     Offering       Offering
Corporate Relations Group, Inc.
1947 Lee Road                                                                  350,000/
Winter Park, FL 32789                      350,000(1)       450,000(2)          450,000      0               0                0

Roger Tichenor
Corporate Relations Group, Inc.
1947 Lee Road                                                                   25,000/
Winter Park, FL 32789                       25,000(1)        75,000(3)           75,000      0               0                0

Roberto E. Vietia
Corporate Relations Group, Inc.
1947 Lee Road                                                                   25,000/
Winter Park, FL 32789                       25,000(1)        75,000(3)           75,000      0               0                0

Joseph H. Landis
Corporate Relations Group, Inc.
1947 Lee Road                                                                   25,000/
Winter Park, FL 32789                       25,000(1)        75,000(3)           75,000      0               0                0

James Skalko
Corporate Relations Group, Inc.
1947 Lee Road                                                                   25,000/
Winter Park, FL 32789                       25,000(1)        75,000(3)           75,000      0               0                0

----------------------

     (1) Includes shares issuable upon the exercise of options at an exercise price of $0.78125 per share, in accordance with the CRG Consulting Agreement. 1/3 of the shares underlying same shall vest on the Effective Date of this Prospectus and shall be exercisable for a period of 60 days thereafter; 1/3 of the shares underlying same shall vest on the 60th day after the Effective Date and shall be exercisable for a period of 60 days thereafter; and 1/3 of the shares underlying same shall vest on the 12 th day after the Effective Date and shall be exercisable for a period of 240 days thereafter.

     (2) Includes 400,000 shares issuable upon the exercise of options at an exercise price of $2.25 per share, in accordance with the CRG Consulting
Agreement, and 50,000 shares issuable under the terms of the CRG Consulting Agreement for expenses. The shares underlying the options are subject to the same vesting schedule as described in footnote (1) above.

     (3) Includes shares issuable upon the exercise of options at an exercise price of $2.25 per share, in accordance with the CRG Consulting Agreement. The shares underlying the options are subject to the same vesting schedule as described in footnote (1) above.

                              PLAN OF DISTRIBUTION

     This Prospectus covers the resale of up to an aggregate of (i) 750,000 shares of Play Co. Toys & Entertainment Corp. (the "Company") Series E Preferred Stock, par value $0.01 per share (the "Series E Stock"), 700,000 of which shares are issuable upon the exercise of options; and (ii) 450,000 shares of the Company's Common Stock, issuable upon the exercise of options offered hereby by the Selling Securityholders. This Prospectus shall be delivered by said Selling Securityholders upon the sale of any securities by said holders. The shares of Common Stock and Series E Stock issuable upon the exercise of the Options and the shares of Common Stock into which the Series E Stock are convertible may be sold from time to time by the Selling Securityholders. Sales of such Securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See "Risk Factors" and "Selling Securityholders."

     The sale of the Securities by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company against certain civil liabilities including liabilities under the Act.

     At the time a particular offer of its securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name(s) of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

     Under the Exchange Act and the rules and regulations thereunder, any person engaged in a distribution of the Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of the securities by the Selling Securityholders.

Reports to Shareholders

     The Company has adopted March 31 as its fiscal year end. The Company will furnish annual reports to its shareholders containing audited financial
statements,   together  with  an  opinion  by   independent   certified   public
accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.

                                 LEGAL OPINIONS

     Legal matters relating to the Securities offered hereby will be passed on for the Company by its counsel, Klarman & Associates, David S. Klarman, Esq., 2303 Camino Ramon, Suite 200, San Ramon, California 94583.

                                     EXPERTS

     The audited financial statements of the Company for the years ended March 31, 1998 and 1997 included in Form 10-KSB for the Company's fiscal year ended March 31, 1998, incorporated by reference in this Prospectus, have been audited by Haskell & White LLP, Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock and Series E Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.


Registration Fee                                                          $670.83
Accounting Fees                                                       (1)2,500.00
Legal Fees                                                           (1)15,000.00
Printing Fees                                                        (1) 2,500.00
Miscellaneous                                                         (1)2,500.00

Total                                                                (1)23,170.83


(1)      Estimated.

Item 15.          Indemnification of Directors and Officers.

     As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the Directors to the Company or any of its shareholders for damages related to breaches of their fiduciary duties as Directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a Director or Officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a Director or Officer. In addition, the Company's charter documents provide for the elimination of Directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.          Exhibits.

     All exhibits - except those designated with an asterisk (*), which are filed herewith, and those designated with double asterisks (**) which shall be filed as an amendment to this registration statement on Form S-3 - have been previously filed with the Commission, either within the Form SB-2/A filed September 30, 1997 file No. 333-32051 (SB-2.97), or in connection with the Company's Registration Statement on Form SB-2, dated November 2, 1994, under file No. 33-81940-NY ("SB-2.94"), or pursuant to the referenced Exchange Act report and pursuant to 17 C.F.R. ss.230.411 and are incorporated by reference herein.

  1.1                      -        Form of Underwriting Agreement. (Incorporated by reference into herein from SB-2.94).
  3.1                      -        Certificate of Incorporation of the Company dated June 15, 1995
                                    (Incorporated by reference into herein from SB-2.94).
  3.2                      -        Amendment to Certificate of Incorporation of the Company, filed July 2, 1997.
                                    (Incorporated by reference into herein from SB-2.97).
  3.2(a)                   -        Amendment to Certificate of Incorporation of the Company, filed August 11, 1997.
                                    (Incorporated by reference into herein from SB-2.97).
  3.3                      -        By-Laws of the Company (Incorporated by reference into herein from SB-2.94).
  4.1                      -        Specimen Common Stock Certificate (Incorporated reference herein from the SB-2.94).
  4.2                      -        Specimen Warrant Certificate. (Incorporated by reference into herein from SB-2.97).
  4.3                      -        Specimen Series E Preferred Stock Certificate. (Incorporated by reference into herein from SB-2.97).
  4.4                      -        ESOP Plan (incorporated by reference herein from the SB-2.94).
  4.5                      -        Form of Warrant Agreement between the Company, the Underwriter and
                                    Continental Stock Transfer & Trust Company.
  5.0*                     -        Opinion of Klarman & Associates
10.102*                    -        Amendment No. 2 to FINOVA Loan Agreement
10.103**                   -        Loan Agreement with Amir Overseas Capital Corp.
23(a)*                     -        Consent of Haskell & White LLP.
23(b)*                     -        Consent of Klarman & Associates is included in the opinion filed as Exhibit 5.0

Item 17.          Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Act, each Post-Effective Amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, Officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, on the 22nd day of September 1998.

                                             Play Co. Toys & Entertainment Corp.



                                                           By: /s/ Richard Brady
                                                                   Richard Brady
                                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Richard Brady                                    Chief Executive Officer                                       09/22/98
Richard Brady                                        President and Director                                        Date


/s/ James B. Frakes                                  Chief Financial Officer, Secretary                            09/22/98
James B. Frakes                                      and Director                                                  Date


/s/ Harold Rashbaum                                  Chairman of the Board                                         09/22/98
Harold Rashbaum                                                                                                    Date


/s/ Moses Mika                                       Director                                                      09/22/98
Moses Mika                                                                                                         Date

